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New Century Equity Holdings Corp.
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Mark Schwarz, the Interim Chief Executive Officer of New Century Equity Holdings Corp. (the "Company"), was quoted in the following publication.  Mr. Schwarz's quote was taken from a press release issued by the Company and filed with the SEC as definitive additional materials on January 5, 2009.

Wilhelmina Models Goes Public

An Industry First, Worldwide Modeling Agency To Access Capital For Future Growth

NEW YORK, Jan. 13 /PRNewswire/ -- Wilhelmina International, Ltd, a world leader in the modeling industry, and its affiliated companies, including Wilhelmina Models, Wilhelmina Miami, Wilhelmina Film & TV and Wilhelmina Artist Management, has reached a definitive agreement with New Century Equity Holdings Corp. under which New Century will acquire all of the outstanding equity interests in the Wilhelmina companies. The acquisition, the process of which began in 2008, will be complete subject to stockholder approval and other closing conditions, to be determined at the annual meeting scheduled for February 5, 2009.

Wilhelmina Models, founded 40 years ago by successful model Wilhelmina Cooper, is today one of the largest and most successful model management companies in the world representing women, men and children through its offices in New York, Los Angeles, and Miami. Wilhelmina is responsible for the successful careers of an eclectic roster that includes Angelica Huston, Lauren Hutton, Beverly Johnson, Jessica Lange, Gabriel Aubry, Mark Vanderloo, Alex Lundqvist and more.

As an innovator in the industry, Wilhelmina Artist Management was launched as the first fashion company to develop a specific division to exclusively represent premier talent in the worlds of music, sports and entertainment. Today, that division boasts a roster including music superstars Fergie, Natasha Bedingfield, Ciara, Brandy, as well as golf legend David Leadbetter and the recently created Wilhelmina 7, a division dedicated to women golf professionals. WAM and W7 has secured commercial endorsements, fashion campaigns and sponsorships for its artists with companies such as Brown Shoe Company, Candie's shoes, Coca-Cola, Cover Girl, Dessert Beauty, Donna Karan, Hershey's, Hugo Boss, L'Oreal, Mattel, Nautica, Nestle, Nike, and Pizza Hut.

"This is an exciting phase of our iconic company's history. This is a win-win scenario for everyone associated with our agency," said Sean Patterson, President of Wilhelmina. "We will be aggressively seeking strategic acquisitions while also increasing our talent pool and roster. And we'll continue to develop mutually beneficial synergies between our talent and corporate clients. This deal positions us for continued growth."

Not only is Wilhelmina on the forefront of merging fashion and entertainment with the corporate world, but has recently been active in creating television programming. Wilhelmina created and produced the reality series, The Agency, which lead programming for VH-1 in 2007. And due to the success of She's Got The Look, TV Land is bringing the over-35 year old model search series back for season two.

Upon the closing of the transaction, the Wilhelmina group will become the principal operating business of New Century, a public company, and New Century is expected to change its name to "Wilhelmina International, Inc."

"The stockholder vote is an important step required to close the Wilhelmina transaction and we are pleased to have reached this point," said Mark Schwarz, acting chief executive officer of New Century. "Approval by stockholders of the transaction, including a change in New Century's name to Wilhelmina International, Inc., will be the launching point for us as we seek to capitalize on Wilhelmina's longstanding reputation and history of success in the model management industry worldwide. As a new publicly-held company, Wilhelmina will seek opportunities to grow in a number of exciting areas, including artist management, television production and through possible future acquisitions."

Not only will public ownership of Wilhelmina permit the agency to take greater advantage of compelling opportunities in the marketplace, but this transaction will also significantly enhance the quality and perspective of professionals involved in Wilhelmina's business at the talent booking and management levels.

About Wilhelmina

Wilhelmina Models is one of the largest modeling agencies in the world, founded by legendary supermodel Wilhelmina Cooper in 1967. Today, they lead the industry in diversity and depth, and represent some of the biggest models and celebrity talent across the globe. Sean Patterson is the President of Wilhelmina Models. Dieter Esch is Chairman. They have offices in New York, Los Angeles and Miami as well as licensees across the U.S.